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July 28, 1999

American Express Bank Ltd.
American Express Tower
World Financial Center
New York, NY 10285

Ladies and Gentlemen:

This is to confirm our agreement that:

(1) effective only from August 1, 1999, through December 31, 2000, in Section 2(a) of Schedule A and of Schedule B to the Marketing Agreement made as of October 10, 1991, by and between IDS Certificate Company and American Express Bank Ltd., as subsequently amended (the "Marketing Agreement"), ".60%" shall replace ".50%", and

(2) the payment in August 1999 to American Express Bank Ltd. Pursuant to the Marketing Agreement shall also include a special marketing incentive fee of $12,500.

Please note that this is the second amendment to the Marketing Agreement or a schedule thereto.

Very truly yours,

IDS Certificate Company

By: /s/ Paula R. Meyer                        By: /s/ Mary Jo Olson

Print name: Paula R. Meyer                    Print name: Mary Jo Olson

Print title: President                        Print title: Assistant Secretary


Accepted and agreed to by

AMERICAN EXPRESS BANK LTD.

By: /s/ Mary Ann Fitzgibbon                    By: /s/ Labeeb Abboud

Print name: Mary Ann Fitzgibbon                Print name: Labeeb Abboud

Print title: Senior Director                   Print title: Assistant Secretary

Date:    07/28/99                              Date:    7/28/99